                 NEWS RELEASE

ATI Inc.	Investor Contact:	Media Contact:
Corporate Headquarters	Scott A. Minder	Natalie Gillespie
2021 McKinney Avenue	412-395-2720	412-394-2850
Dallas, TX 75201 U.S.A.	scott.minder@ATImaterials.com	natalie.gillespie@ATImaterials.com
www.ATImaterials.com

ATI Announces Second Quarter 2022 Results
Strong jet engine sales growth and operating discipline drive improved financial performance

•Sales of $959.5 million, 15% above Q1 2022; highest quarterly total since Q4 2019
•Net loss attributable to ATI of $38.0 million, or $(0.31) per share, including $115.9 million non-cash loss on sale of Sheffield, UK operations
•Non-GAAP information
◦Adjusted net income attributable to ATI of $76.7 million, and adjusted EPS of $0.54
◦ATI Adjusted EBITDA was $143.1 million, or 15% of sales

DALLAS, TX--(PR Newswire)--August 4, 2022--ATI Inc. (NYSE: ATI) reported second quarter 2022 results, with sales of $959.5 million and net loss attributable to ATI of $38.0 million, or $(0.31) per share. Second quarter 2022 results include a $115.9 million non-cash loss on the May 12, 2022, sale of the Sheffield, UK operations.

			Sequential		Y-O-Y
($ in millions except per share amounts)	Q2 2022	Q1 2022	Change	Q2 2021	Change

Sales	$959.5	$834.1	15%	$616.2	56%
Net income (loss) attributable to ATI	$(38.0)	$30.9	NM	$(49.2)	23%
Earnings (loss) per share	$(0.31)	$0.23	NM	$(0.39)	21%
Non-GAAP information
Adjusted net income (loss) attributable to ATI*	$76.7	$56.7	35%	$(15.1)	NM
Adjusted earnings (loss) per share*	$0.54	$0.40	35%	$(0.12)	NM
ATI Adjusted EBITDA*	$143.1	$125.0	14%	$53.7	166%
Adjusted earnings per share* was $0.54, and ATI Adjusted EBITDA* was $143.1 million, or 15% of sales for Q2 2022. Adjusted results for 2022 exclude $115.9 million and $25.1 million of losses on the sale of the Sheffield, UK operations recognized in Q2 and Q1 2022, respectively. Prior year adjusted results exclude strike-related costs primarily affecting the Advanced Alloys & Solutions segment. Sales in Q2 2021 were also lower due to the labor strike.

* Detailed reconciliations of the reported information under accounting principles generally accepted in the United States (U.S. GAAP) to adjusted non-GAAP figures are included in accompanying financial tables.
“Our strong second quarter financial results reflect both the expanding recovery within the commercial aerospace market and the ongoing transformation of ATI. The actions we took to ensure ramp-readiness and streamline our business and product portfolios are showing results. It is readily apparent in the expansion of our revenues and adjusted earnings versus prior year and prior quarter," said Robert S. Wetherbee, Board Chair, President and CEO. “Despite continued challenges in the global supply chain and labor environments, our teams are over-delivering on our commitments and positioning us for long-term success."

Operating Results by Segment

High Performance Materials & Components (HPMC)
($ millions)	Q2 2022	Q1 2022	Q2 2021
Sales	$396.1	$341.6	$300.6

Segment EBITDA	$60.3	$68.1	$37.2
% of Sales	15.2%	19.9%	12.4%
•HPMC's second quarter 2022 sales increased 16% compared to the first quarter 2022 as commercial aerospace sales increased 27%, led by continued increasing demand for jet engine products. Overall aerospace and defense markets sales were 80% of total HPMC sales in the second quarter 2022. Sales improved 32% compared to the second quarter 2021, with sales of commercial jet engine products increasing 90% compared to the prior year period.
•HPMC segment EBITDA was $60.3 million, or 15.2% of sales. Operating margins reflect higher sales of next-generation jet engine products and higher facility utilization levels. Compared to the first quarter 2022, benefits from the Aviation Manufacturing Jobs Protection program and other government Covid relief programs were $16.3 million lower. HPMC segment results exclude the loss on sale of the Sheffield, UK operations.

Advanced Alloys & Solutions (AA&S)
($ millions)	Q2 2022	Q1 2022	Q2 2021
Sales	$563.4	$492.5	$315.6

Segment EBITDA	$104.6	$75.3	$36.0
% of Sales	18.6%	15.3%	11.4%
•AA&S second quarter 2022 sales increased 14% compared to the first quarter 2022, and increased 79% compared to the prior year quarter, which were impacted by the multi-month labor strike largely at our Specialty Rolled Products business. Compared to the first quarter 2022, sales to the energy markets were 42% higher, led by chemical and hydrocarbon industry and specialty energy applications. Aerospace and defense market sales were 10% higher sequentially. Increased selling prices, resulting from higher base prices and elevated raw material pass-through mechanisms, also drove revenue increases.
•AA&S segment EBITDA was $104.6 million, or 18.6% of sales. A strong mix of nickel-alloy mill products, partially as a result of our transformation efforts, higher exotic materials sales from our Specialty Alloys & Components business, strong commercial discipline and improved operating performance drove profit margin growth. Second quarter 2022 AA&S results included a $9.9 million benefit from the A&T Stainless joint venture's settlement of Section 232 claims, while first quarter 2022 segment EBITDA included $6.8 million of employee retention credits. Prior year AA&S results exclude $38.2 million of strike-related costs.

Corporate Items and Cash
•Second quarter 2022 results include a $115.9 million non-cash loss on the May 12, 2022 sale of the Sheffield, UK operations, primarily relating to a UK defined benefit pension plan that transferred as part of the sale, and cumulative foreign currency translation losses. First quarter 2022 results include a $25.1 million non-cash loss related to the sale of this business.
•Restructuring credits were $1.3 million in the second quarter 2022 related to reversals of previously-recognized reserves, due to lower than expected severance-related costs. Results for the second quarter of 2021 include $40.3 million of strike-related costs, primarily affecting the AA&S segment, which were excluded from segment and ATI adjusted EBITDA.
•Corporate expenses in the second quarter 2022 were $16.7 million, compared to $17.0 million in the first quarter 2022, and $15.9 million for the prior year quarter. Compared to the prior year period, expenses increased for business transformation initiatives and incentive compensation programs.
•Second quarter 2022 results include a $3.4 million income tax provision, primarily related to our Asian precision rolled strip business. ATI maintains a valuation allowance on its U.S. deferred tax assets and does not expect to pay any significant U.S. federal or state income taxes for the next several years due to net operating loss carryforwards.
•For the second quarter of 2022, cash used in operating activities was $5.2 million, and $222.4 million on a year-to-date basis, as improved operating results were offset by higher accounts receivable and inventory balances primarily due to increased operating levels. Second quarter 2022 managed working capital as a percent of sales decreased 280 basis points to 38.5% sequentially as the operating efficiency of the business improved. Capital expenditures were $54.8 million in the first half of 2022.
•Cash on hand at June 30, 2022 was $274.0 million, and available additional liquidity under the asset-based lending credit facility was approximately $456 million. The remaining $84.2 million of ATI's 4.75% Convertible Senior Notes due 2022 matured in the second quarter, with 5.7 million shares of ATI stock issued on conversion. ATI's next significant debt maturity is the ABL Term Loan in September 2024.

Outlook
“Looking ahead to the third quarter, we expect ongoing strength in our key markets to drive profitable revenue growth. We expect increased revenues to offset traditionally lower seasonal volumes, routine maintenance outages and financial benefits from government programs and tariff refunds," said Wetherbee. “We remain steadfastly focused on long-term value creation through sustainable revenue, margin and free cash flow growth. Our improving financial trends demonstrate the progress we are making toward our long-term financial targets, delivering value to our shareholders."

***********
ATI will conduct a conference call with investors and analysts on Thursday, August 4, 2022, at 10:30 a.m. ET to discuss the financial results. The conference call will be broadcast, and accompanying presentation slides will be available, at ATImaterials.com. To access the broadcast, click on “Conference Call”. Replay of the conference call will be available on the ATI website.
This news release contains “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Certain statements in this news release relate to future events and expectations and, as such, constitute forward-looking statements. Forward-looking statements, which may contain such words as “anticipates,” “believes,” “estimates,” “expects,” “would,” “should,” “will,” “will likely result,” “forecast,” “outlook,” “projects,” and similar expressions, are based on management’s current expectations and include known and unknown risks, uncertainties and other factors, many of which we are unable to predict or control. Our performance or achievements may differ materially from those expressed or implied in any forward-looking statements due to the following factors, among others: (a) material adverse changes in economic or industry conditions generally, including global supply and demand conditions and prices for our specialty metals; (b) material adverse changes in the markets we serve; (c) our inability to achieve the level of cost savings, productivity improvements, synergies, growth or other benefits anticipated by management from strategic investments and the integration of acquired businesses; (d) volatility in the price and availability of the raw materials that are critical to the manufacture of our products; (e) declines in the value of our defined benefit pension plan assets or unfavorable changes in laws or regulations that govern pension plan funding; (f) labor disputes or work stoppages; (g) equipment outages and (h) business and economic disruptions associated with the currently ongoing COVID-19 pandemic or other similar widespread public health crises that may arise in the future and (i) other risk factors summarized in our Annual Report on Form 10-K for the year ended December 31, 2021, and in other reports filed with the Securities and Exchange Commission. We assume no duty to update our forward-looking statements.

ATI: Proven to Perform.
ATI (NYSE: ATI) is a $3 billion global producer of high performance materials and solutions for the global aerospace and defense markets, and critical applications in electronics, medical and specialty energy. We’re solving the world’s most difficult challenges through materials science. We partner with our customers to deliver extraordinary materials that enable their greatest achievements: their products fly higher and faster, burn hotter, dive deeper, stand stronger and last longer. Our proprietary process technologies, unique customer partnerships and commitment to innovation deliver materials and solutions for today and the evermore challenging environments of tomorrow. We are proven to perform anywhere. Learn more at ATImaterials.com.

ATI Inc.
Consolidated Statements of Operations
(Unaudited, dollars in millions, except per share amounts)

	Three Months Ended			Six Months Ended
	June 30	March 31	June 30	June 30	June 30
	2022	2022	2021	2022	2021

Sales	$959.5	$834.1	$616.2	$1,793.6	$1,308.7

Cost of sales	784.2	664.7	573.5	1,448.9	1,180.2
Gross profit	175.3	169.4	42.7	344.7	128.5

Selling and administrative expenses	72.3	75.2	60.2	147.5	114.2
Restructuring credits	(1.3)	(1.1)	(6.2)	(2.4)	(6.2)
Loss on asset sales and sales of businesses, net	115.9	18.3	—	134.2	—
Operating income (loss)	(11.6)	77.0	(11.3)	65.4	20.5
Nonoperating retirement benefit expense	(6.6)	(5.8)	(6.8)	(12.4)	(13.6)
Interest expense, net	(23.4)	(23.6)	(23.7)	(47.0)	(47.1)
Other income (expense), net	10.7	(7.5)	1.4	3.2	2.9
Income (loss) before income taxes	(30.9)	40.1	(40.4)	9.2	(37.3)
Income tax provision	3.4	4.9	4.0	8.3	9.5
Net income (loss)	$(34.3)	$35.2	$(44.4)	$0.9	$(46.8)
Less: Net income attributable to noncontrolling interests	3.7	4.3	4.8	8.0	10.3
Net income (loss) attributable to ATI	$(38.0)	$30.9	$(49.2)	$(7.1)	$(57.1)

Basic net income (loss) attributable to ATI per common share	$(0.31)	$0.24	$(0.39)	$(0.06)	$(0.45)

Diluted net income (loss) attributable to ATI per common share	$(0.31)	$0.23	$(0.39)	$(0.06)	$(0.45)

ATI Inc.
Sales and EBITDA by Business Segment
(Unaudited, dollars in millions)

	Three Months Ended			Six Months Ended
	June 30	March 31	June 30	June 30	June 30
	2022	2022	2021	2022	2021
Sales:
High Performance Materials & Components	$396.1	$341.6	$300.6	$737.7	$541.5
Advanced Alloys & Solutions	563.4	492.5	315.6	1,055.9	767.2
Total external sales	$959.5	$834.1	$616.2	$1,793.6	$1,308.7

EBITDA:
High Performance Materials & Components	$60.3	$68.1	$37.2	$128.4	$61.8
% of Sales	15.2%	19.9%	12.4%	17.4%	11.4%
Advanced Alloys & Solutions	104.6	75.3	36.0	179.9	85.7
% of Sales	18.6%	15.3%	11.4%	17.0%	11.2%
Total segment EBITDA	164.9	143.4	73.2	308.3	147.5
% of Sales	17.2%	17.2%	11.9%	17.2%	11.3%
Corporate expenses	(16.7)	(17.0)	(15.9)	(33.7)	(28.1)
Closed operations and other expense	(5.1)	(1.4)	(3.6)	(6.5)	(3.1)
ATI Adjusted EBITDA	$143.1	$125.0	$53.7	$268.1	$116.3

Depreciation & amortization (a)	(36.0)	(35.5)	(36.3)	(71.5)	(72.4)
Interest expense, net	(23.4)	(23.6)	(23.7)	(47.0)	(47.1)
Restructuring and other credits (charges)	1.3	(7.5)	6.2	(6.2)	6.2
Strike related costs	—	—	(40.3)	—	(40.3)
Loss on asset sales and sales of businesses, net	(115.9)	(18.3)	—	(134.2)	—
Income (loss) before income taxes	$(30.9)	$40.1	$(40.4)	$9.2	$(37.3)

(a) The following is depreciation & amortization by each business segment:
	Three Months Ended			Six Months Ended
	June 30	March 31	June 30	June 30	June 30
	2022	2022	2021	2022	2021
High Performance Materials & Components	$16.9	$17.9	$19.2	$34.8	$38.8
Advanced Alloys & Solutions	16.7	16.2	16.1	32.9	31.6
Other	2.4	1.4	1.0	3.8	2.0
Total depreciation & amortization	$36.0	$35.5	$36.3	$71.5	$72.4

ATI Inc.
Condensed Consolidated Balance Sheets
(Unaudited, dollars in millions)

	June 30	December 31
	2022	2021
ASSETS

Current Assets:
Cash and cash equivalents	$274.0	$687.7
Accounts receivable, net of allowances for doubtful accounts	627.1	470.0
Short-term contract assets	54.3	53.9
Inventories, net	1,270.9	1,046.3
Prepaid expenses and other current assets	85.4	48.8
Total Current Assets	2,311.7	2,306.7

Property, plant and equipment, net	1,491.3	1,528.5
Goodwill	227.2	227.9
Other assets	199.2	222.1

Total Assets	$4,229.4	$4,285.2

LIABILITIES AND EQUITY

Current Liabilities:
Accounts payable	$421.9	$375.5
Short-term contract liabilities	125.7	116.2
Short-term debt and current portion of long-term debt	32.6	131.3
Other current liabilities	219.7	233.4
Total Current Liabilities	799.9	856.4

Long-term debt	1,703.3	1,711.6
Accrued postretirement benefits	247.8	258.1
Pension liabilities	389.5	415.4
Other long-term liabilities	195.0	211.0
Total Liabilities	3,335.5	3,452.5

Total ATI stockholders' equity	762.9	685.6
Noncontrolling interests	131.0	147.1
Total Equity	893.9	832.7

Total Liabilities and Equity	$4,229.4	$4,285.2

ATI Inc.
Condensed Consolidated Statements of Cash Flows
(Unaudited, dollars in millions)

	Six Months Ended
	June 30	June 30
	2022	2021

Operating Activities:
Net income (loss)	$0.9	$(46.8)

Depreciation and amortization	71.5	72.4
Deferred taxes	(0.2)	1.0
Net gain from disposal of property, plant and equipment	(1.0)	(2.4)
Loss on sale of business	141.0	—
Changes in operating assets and liabilities:
Inventories	(265.9)	(61.9)
Accounts receivable	(173.3)	(16.4)
Accounts payable	62.6	(24.9)
Retirement benefits	1.0	(15.2)
Accrued liabilities and other	(59.0)	(8.4)
Cash used in operating activities	(222.4)	(102.6)
Investing Activities:
Purchases of property, plant and equipment	(54.8)	(61.4)
Proceeds from disposal of property, plant and equipment	1.0	2.7
Transaction costs for sales of businesses, net of proceeds	(2.8)	—
Other	0.9	(0.1)
Cash used in investing activities	(55.7)	(58.8)
Financing Activities:
Borrowings on long-term debt	—	0.7
Payments on long-term debt and finance leases	(11.6)	(7.1)
Net repayments under credit facilities	(13.4)	(0.9)
Purchase of treasury stock	(89.9)	—
Sale to noncontrolling interests	0.9	—
Dividends paid to noncontrolling interests	(16.0)	—
Taxes on share-based compensation and other	(5.6)	(4.7)
Cash used in financing activities	(135.6)	(12.0)
Decrease in cash and cash equivalents	(413.7)	(173.4)
Cash and cash equivalents at beginning of period	687.7	645.9
Cash and cash equivalents at end of period	$274.0	$472.5

ATI Inc.
Revenue by Market
(Unaudited, dollars in millions)

	Three Months Ended						Six Months Ended
	June 30		March 31		June 30		June 30		June 30
	2022		2022		2021		2022		2021
Market
Aerospace & Defense:
Jet Engines- Commercial	$248.7	26%	$196.6	24%	$129.6	21%	$445.3	25%	$235.7	18%
Airframes- Commercial	106.1	11%	93.7	11%	54.4	9%	199.8	11%	112.6	9%
Defense	81.6	9%	76.5	9%	97.2	16%	158.1	9%	187.1	14%
Total Aerospace & Defense	$436.4	46%	$366.8	44%	$281.2	46%	$803.2	45%	$535.4	41%
Energy:
Oil & Gas	125.2	13%	103.1	12%	56.1	9%	228.3	13%	138.6	10%
Specialty Energy	75.1	8%	56.6	7%	62.2	10%	131.7	7%	128.8	10%
Total Energy	200.3	21%	159.7	19%	118.3	19%	360.0	20%	267.4	20%
Automotive	75.5	8%	91.0	11%	68.0	11%	166.5	9%	159.5	12%
Food Equipment & Appliances	62.7	6%	34.0	4%	20.7	3%	96.7	5%	56.1	4%
Electronics	49.4	5%	51.6	6%	43.3	7%	101.0	6%	98.9	8%
Construction/Mining	39.9	4%	52.0	6%	21.9	4%	91.9	5%	64.4	5%
Medical	39.5	4%	36.2	5%	32.0	5%	75.7	4%	61.0	5%
Other	55.8	6%	42.8	5%	30.8	5%	98.6	6%	66.0	5%
Total	$959.5	100%	$834.1	100%	$616.2	100%	$1,793.6	100%	$1,308.7	100%

ATI Inc.
Selected Financial Data
(Unaudited)

	Three Months Ended			Six Months Ended
	June 30	March 31	June 30	June 30	June 30
	2022	2022	2021	2022	2021
Percentage of Total ATI Sales
Nickel-based alloys and specialty alloys	52%	50%	38%	51%	41%
Precision forgings, castings and components	15%	15%	18%	15%	17%
Precision rolled strip products	14%	17%	19%	15%	20%
Titanium and titanium-based alloys	11%	10%	13%	10%	12%
Zirconium and related alloys	8%	8%	12%	9%	10%
Total	100%	100%	100%	100%	100%

Note: The Company no longer presents standard stainless product sales as a separate product category. Prior period information includes these sales within the nickel-based alloys and specialty alloys category. Hot-Rolling and Processing Facility conversion service sales in the AA&S segment are excluded from this presentation.

ATI Inc.
Computation of Basic and Diluted Earnings Per Share Attributable to ATI
(Unaudited, dollars in millions, except per share amounts)

	Three Months Ended			Six Months Ended
	June 30	March 31	June 30	June 30	June 30
	2022	2022	2021	2022	2021
Numerator for Basic net income (loss) per common share -
Net income (loss) attributable to ATI	$(38.0)	$30.9	$(49.2)	$(7.1)	$(57.1)
Effect of dilutive securities:
4.75% Convertible Senior Notes due 2022	—	1.1	—	—	—
3.5% Convertible Senior Notes due 2025	—	2.9	—	—	—
Numerator for Diluted net income (loss) per common share -
Net income (loss) attributable to ATI after assumed conversions	$(38.0)	$34.9	$(49.2)	$(7.1)	$(57.1)

Denominator for Basic net income (loss) per common share -
Weighted average shares outstanding	124.6	126.4	127.1	125.5	127.0
Effect of dilutive securities:
Share-based compensation	—	1.8	—	—
4.75% Convertible Senior Notes due 2022	—	5.8	—	—
3.5% Convertible Senior Notes due 2025	—	18.8	—	—
Denominator for Diluted net income (loss) per common share -
Adjusted weighted average shares assuming conversions	124.6	152.8	127.1	125.5	127.0

Basic net income (loss) attributable to ATI per common share	$(0.31)	$0.24	$(0.39)	$(0.06)	$(0.45)

Diluted net income (loss) attributable to ATI per common share	$(0.31)	$0.23	$(0.39)	$(0.06)	$(0.45)

ATI Inc.
Non-GAAP Financial Measures
(Unaudited, dollars in millions, except per share amounts)

The Company reports its financial results in accordance with accounting principles generally accepted in the United States of America (“GAAP”). However, management believes that certain non-GAAP financial measures, used in managing the business, may provide users of this financial information with additional meaningful comparisons between current results and results in prior periods. For example, we believe that EBITDA and Adjusted EBITDA are useful to investors because these measures are commonly used to analyze companies on the basis of operating performance, leverage and liquidity. Furthermore, analogous measures are used by industry analysts to evaluate operating performance. EBITDA and Adjusted EBITDA are not intended to be measures of free cash flow for management’s discretionary use, as they do not consider certain cash requirements such as interest payments, tax payments and capital expenditures. Non-GAAP financial measures should be viewed in addition to, and not as an alternative for, the Company’s reported results prepared in accordance with GAAP. The following table provides the calculation of the non-GAAP financial measures discussed in the Company's press release dated August 4, 2022:

	Three Months Ended
	June 30 2022	March 31 2022	June 30 2021

Net income (loss) attributable to ATI	$(38.0)	$30.9	$(49.2)
Adjustments for special items, pre-tax:
Strike related costs (a)	—	—	40.3
Restructuring and other charges (credits) (b)	(1.3)	7.5	(6.2)
Loss on asset sales and sales of businesses, net (c)	115.9	18.3	—
Total pre-tax adjustments	114.6	25.8	34.1

Income tax on pre-tax adjustments for special items	0.1	—	—

Net income (loss) attributable to ATI excluding special items	$76.7	$56.7	$(15.1)

	Three Months Ended
	June 30, 2022		March 31, 2022		June 30, 2021
	Reported	Adjusted	Reported	Adjusted	Reported	Adjusted
Numerator for Basic net income (loss) per common share -
Net income (loss) attributable to ATI	$(38.0)	$76.7	$30.9	$56.7	$(49.2)	$(15.1)
Effect of dilutive securities	—	4.0	4.0	4.0	—	—
Numerator for Diluted net income (loss) per common share -
Net income (loss) attributable to ATI after assumed conversions	$(38.0)	$80.7	$34.9	$60.7	$(49.2)	$(15.1)

Denominator for Basic net income (loss) per common share -
Weighted average shares outstanding	124.6	124.6	126.4	126.4	127.1	127.1
Effect of dilutive securities	—	26.1	26.4	26.4	—	—
Denominator for Diluted net income (loss) per common share -
Adjusted weighted average shares assuming conversions	124.6	150.7	152.8	152.8	127.1	127.1

Diluted net income (loss) attributable to ATI per common share	$(0.31)	$0.54	$0.23	$0.40	$(0.39)	$(0.12)

Earnings before interest, taxes, depreciation and amortization (EBITDA)
	Three Months Ended
	June 30 2022	March 31 2022	June 30 2021
Net income (loss) attributable to ATI	$(38.0)	$30.9	$(49.2)
Net income attributable to noncontrolling interests	3.7	4.3	4.8
Net income (loss)	(34.3)	35.2	(44.4)
(+) Depreciation and Amortization	36.0	35.5	36.3
(+) Interest Expense	23.4	23.6	23.7
(+) Income Tax Provision	3.4	4.9	4.0
(+) Strike related costs (a)	—	—	40.3
(+/-) Restructuring and other charges (credits) (b)	(1.3)	7.5	(6.2)
(+/-) Loss on asset sales and sales of businesses, net (c)	115.9	18.3	—
ATI Adjusted EBITDA	$143.1	$125.0	$53.7
Corporate expenses	16.7	17.0	15.9
Closed operations and other expense	5.1	1.4	3.6
Total segment EBITDA	$164.9	$143.4	$73.2

(a) Second quarter 2021 results include $40.3 million of pre-tax strike related costs, primarily consisting of overhead costs recognized in the period due to below-normal operating rates, higher costs for outside conversion activities, and ongoing benefit costs for striking employees.
(b) Second quarter 2022 results include a $1.3 million pre-tax credit for restructuring charges, primarily related to lowered severance-related reserves based on changes in planned operating rates and revised workforce reduction estimates. First quarter 2022 includes an $8.6 million pre-tax litigation reserve for the case of US Magnesium, LLC v. ATI Titanium LLC, a subsidiary of ATI, partially offset by a $1.1 million pre-tax credit for restructuring charges, primarily related to lowered severance-related reserves based on changes in planned operating rates and revised workforce reduction estimates. Second quarter 2021 results include a $6.2 million pre-tax net credit for restructuring charges, primarily related to lowered severance-related reserves based on changes in planned operating rates and revised workforce reduction estimates.
(c) Second quarter 2022 results include a $115.9 million loss on the sale of our Sheffield, UK operations, which was completed in the second quarter 2022. This loss includes $55.6 million related to the UK defined benefit pension plan, of which $26.1 million was reported as a net pension asset and $29.5 million in accumulated other comprehensive loss, and $20.0 million of cumulative translation adjustment foreign exchange losses. The first quarter 2022 results include a $25.1 million pre-tax partial loss on the sale of our Sheffield, UK operations and a $6.8 million pre-tax gain on the sale of our small Pico Rivera, CA operations as part of the strategy to exit standard stainless products.

Managed Working Capital
As part of managing the performance of our business, we focus on controlling Managed Working Capital, which we define as gross accounts receivable, short-term contract assets and gross inventories, less accounts payable and short-term contract liabilities. We exclude the effects of inventory valuation reserves and reserves for uncollectible accounts receivable when computing this non-GAAP performance measure, which is not intended to replace Working Capital or to be used as a measure of liquidity. We assess Managed Working Capital performance as a percentage of the prior three months annualized sales to evaluate the asset intensity of our business. The March 31, 2022 amounts included managed working capital balances held for sale for our Sheffield, UK operations.

	June 30	March 31	December 31
	2022	2022	2021

Accounts receivable	$627.1	$558.0	$470.0
Short-term contract assets	54.3	50.8	53.9
Inventory	1,270.9	1,189.0	1,046.3
Accounts payable	(421.9)	(396.1)	(375.5)
Short-term contract liabilities	(125.7)	(133.3)	(116.2)
Subtotal	1,404.7	1,268.4	1,078.5

Allowance for doubtful accounts	3.9	4.0	3.8
Inventory reserves	70.4	63.0	65.4
Net managed working capital held for sale	—	41.9	—
Managed working capital	$1,479.0	$1,377.3	$1,147.7

Annualized prior 3 months sales	$3,838.0	$3,336.4	$3,061.5

Managed working capital as a
% of annualized sales	38.5%	41.3%	37.5%

Change in managed working capital:
Year-to-date 2022	$331.3
Q2 2022	$101.7